Zoom Technologies Reports $5.1 million net income for Q4 2006

Boston, MA, February 16, 2006 -Zoom Technologies, Inc. (Nasdaq: ZOOM), a leading manufacturer of modems and other data communication products, today reported net income of $5.1 million or $.54 per diluted share for the fourth quarter of 2006, compared to a net loss of $0.9 million or $.09 per diluted share for the fourth quarter of 2005. Net income for Q4 2006 included $3.8 million operating profit and also included $1.2 million other income from Zoom’s final proceeds from the Q2 2005 sale of InterMute. The $3.8 million operating profit for Q4 2006 included a $4.8 million gain from the sale of real estate and a $1.0 million operating loss excluding the sale of real estate.

Zoom reported net sales of $4.9 million for Q4 2006, down 32% from $7.3 million for Q4 2005. Sales in Q4 2006 were reduced by shipping delays relating to Zoom’s move of its final assembly operations to Tijuana from Boston in late Q3 2006. Those delays resulted in a backlog of $1.7 million at the end of 2006, up $1 million from the backlog at the end of 2005. The sales decline was also caused by Turkey’s sales drop of $2.2 million from Q4 2005 to Q4 2006 as Turkish Telecom began offering DSL modems with its service in the latter part of 2006, significantly hurting Zoom’s sales through Turkish retailers.

Gross profit was $1.2 million or 23.7% of net sales in the fourth quarter of 2006 compared to $1.2 million or 16.9% of net sales in the fourth quarter of 2005. Gross margin was higher in the fourth quarter of 2006 primarily because of the decline in sales to Turkey, a low-margin country for Zoom.

Operating expenses were $2.1 million or 43.0% of net sales in the fourth quarter of 2006 compared to $2.2 million or 29.7% of net sales in the fourth quarter of 2005. Selling expenses increased $0.2 million as a result of high customer delivery costs in the fourth quarter of 2006 in our attempt to compensate for production delays at our new final assembly operation in Mexico. G&A expenses declined $0.1 million primarily as a result of lower bad debt expenses and personnel costs. R&D expenses declined by $0.1 million primarily due to lower personnel costs.

Zoom’s cash balance on December 31, 2006 was $7.8 million, up $3.6 million from $4.2 million on September 30, 2006. Zoom’s current ratio on December 31, 2006 was 4.5, and Zoom had no long-term debt.

“Generally we are pleased with the progress we have been making,” said Frank Manning, Zoom’s President and CEO. “Sale of our headquarters building provided significant cash and profit, and we have favorable lease terms that help keep our fixed costs low for the next 2 years. Moving our final assembly operation to Tijuana was very challenging, but we now have significantly lower costs for production facilities and personnel. Now that we’ve made these big changes, we can be even more focused on growing our sales and operating efficiently. Just last week our X6 DSL gateway and our cable modem reached the shelves of Best Buy, and that’s exciting. We have a great team of people at Zoom, and we will continue to push hard for success.”
Zoom has scheduled a conference call for Friday, February 16th at 10:00 a.m. Eastern Time. You may access the conference call by dialing (800) 262-1292 for calls made within the United States and dialing (719) 457-2680 for calls made from outside the United States. The call will also be simulcast to stock analysts and other interested parties on Zoom’s website (www.zoom.com/Q4) and other financial and investor-oriented websites via the CCBN/StreetEvents network. Shortly after the conference call, a recording of the call will be available on Zoom’s website. For additional information, please contact Investor Relations, Zoom Technologies, 207 South Street, Boston, MA 02111, telephone (617) 423-1072, email investor@zoom.com, or visit Zoom’s website at www.zoom.com.

About Zoom Technologies

Zoom Technologies, Inc. designs, produces, markets, and supports communications products under the Zoom, Hayes®, and Global Village® brands. Zoom is headquartered in Boston, and its European sales and support center is in the UK. Zoom markets its products in over forty countries, and provides multi-lingual support from its offices in Boston, Florida, and the UK. For more information about Zoom and its products, please see www.zoom.com.

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Forward Looking Statements

This release contains forward-looking information relating to Zoom’s plans, expectations, and intentions, including statements relating to Zoom’s backlog and expected shipments, Zoom’s production in Tijuana, business with one of Zooms’ major retailers, and the future cost of facilities and personnel. Actual results may be materially different from expectations as a result of known and unknown risks, including: delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping capabilities in Mexico; Zoom’s reliance on an outsourcing partner to conduct production operations in Mexico; Zoom’s dependence on key employees; the uncertainty of future demand from any specific customer or for all of Zoom’s customers as a group; Zoom’s reliance on a relatively limited number of customers for sale of its products; Zoom’s reliance on international sales; the uncertainty of the regulatory environment for Zoom’s products; uncertainty of new product development and introduction, including budget overruns, project delays, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; Zoom’s dependence on one or a limited number of suppliers for certain key components; rapid technological change; competition; factors affecting Zoom’s liquidity; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

ZOOM TECHNOLOGIES, INC.

Consolidated Balance Sheets

In thousands

(Unaudited)

	Dec 31,	Dec 31,
	2006	2005

Assets

Current assets:

Cash	$7,833	$9,081
Accounts receivable, net	3,386	2,631
Inventories	4,512	5,073
Prepaid expenses and other	269	301

Total current assets	16,000	17,086

Property and equipment, net	249	2,601

Total assets	$16,249	$19,687

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Accounts payable	$2,640	$3,141
Accrued expenses	562	788
Deferred gain - current portion	367	-
Current portion of long-term debt	-	4,890

Total current liabilities	3,569	8,819

Long-term debt	-	-
Deferred gain - long-term portion	358	-
Total liabilities	3,927	8,819

Stockholders’ equity:

Common stock and additional paid-in capital	31,369	31,109
Treasury stock	(7)	(7)
Accumulated other comprehensive income (loss)	557	393
Retained earnings (accumulated deficit)	(19,597)	(20,627)

Total stockholders’ equity	12,322	10,868

Total liabilities & stockholders’ equity	$16,249	$19,687

ZOOM TECHNOLOGIES, INC.

Consolidated Statements of Operations

In thousands, except for per share data

(Unaudited)

	Three Months Ended		Twelve Months Ended
	12/31/06	12/31/05	12/31/06	12/31/05

Net sales	$4,944	$7,282	$18,322		$25,551
Cost of goods sold	3,772	6,048	15,720		20,885

Gross profit	1,172	1,234	2,602		4,666

Operating expenses:
Selling	1,067	887	3,631		4,059
General and administrative	610	686	2,847		3,553
Research and development	448	589	2,158		2,699
Sub-total	2,125	2,162	8,636		10,311

Operating profit (loss) before building sale	(953)	(928)	(6,034)		(5,645)

Gain on sale of real estate	4,752	-	4,752		-

Operating profit (loss)	3,799	(928)	(1,282)		(5,645)

Other income (expense), net	1,243	78	2,259		3,537

Income (loss) before income taxes	5,042	(850)	977		(2,108)

Income tax expense (benefit)	(53)	9	(53)		9

Net income (loss)	$5,095	$(859)	$1,030		$(2,117)

Basic earnings (loss) per share:

Earnings (loss) per share	$0.55	$(0.09)	$0.11	$	(0.23)

Diluted earnings (loss) per share:

Earnings (loss) per share	$0.54	$(0.09)	$0.11		$(0 .23)

Weighted average number of shares outstanding:

Basic	9,347	9,347	9,347		9,206

Diluted	9,357	9,347	9,349		9,206